UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Earthstone Energy, Inc.
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April 29, 2022

Dear Fellow Stockholder:

On behalf of the Board of Directors of Earthstone Energy, Inc. we are pleased to invite you to our 2022 Annual Meeting of Shareholders taking place on June 9, 2022 at 10:00 AM Central Time at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Although we are scheduled to hold this meeting in person, due to the ongoing effects of COVID-19, we may have to provide alternative method so please monitor the local situation and watch for additional details as we approach the meeting date.

We have come through a very historic time in the energy industry with the protracted decline and increased volatility of commodity prices, starting in 2014. The industry downturn has had long-term effects on our industry with current pressures on costs and human resources. At the same time, we took advantage of peer-leading balance sheet strength, corporate and board leadership and exceptional dedication from our employees in order to capitalize on six acquisitions from the start of 2021 to date. We have transformed the Company and significantly increased shareholder value by executing on our stated consolidation strategy. These acquisitions were acquired for a total of approximately $1.8 billion with estimated Proved Developed value of over $1.8 billion and have contributed 580 locations virtually free. Production has grown from 15,000 BOEPD at the end of 2020 to 30,000 BOEPD in the fourth quarter of 2021. On a pro forma basis, considering the two transactions that closed in 2022, the fourth quarter of 2021 would have been nearly 85,000 BOEPD. This significant growth since the start of 2021 has been accomplished while maintaining a low leverage profile with the last quarter of 2021 (annualized) ending with 0.9x Debt to Adjusted EBITDAX(1). We expect to end 2022 with less than 1x leverage including the recent acquisitions and related financing. In 2021, we had $248 million of Adjusted EBITDAX(1) and generated $107 million of Free Cash Flow(1). We have continued to reduce our All-in Cash Costs(1) which were $11.57 per Boe in the fourth quarter of 2021 which provided a very strong Cash Margin of 78% during this period.

Our success in 2021 and early 2022 has set the Company on a path to further value creation with increased scale. Our commitment to build value for our shareholders is evidenced by our financial performance and we have a clear focus to “do the right thing” for all stakeholders and our employees. This is further demonstrated by our environmental stewardship. Reducing flaring intensity and greenhouse gas emissions is a top priority for the Company as we integrate acquisitions from the past 16 months. We again thank our employees for their tireless efforts and our Board for their guidance and support. We want to congratulate Wynne Snoots on his retirement from the Board after five years of guidance to Earthstone and welcome new members, Frost Cochran and Doug Swanson.
Your vote is important and we encourage you to review this proxy and vote your shares in order to be represented at the Annual Meeting. On behalf of the Board of Directors of Earthstone, we thank you for your continued support of Earthstone.

Sincerely,

/s/ Robert J. Anderson

ROBERT J. ANDERSON President, Chief Executive Officer and Director

We encourage you to read our 2021 Annual Report on Form 10-K, which includes our financial statements as of and for the year ended December 31, 2021. Please also refer to the sections captioned “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our 2021 Annual Report on Form 10-K for a description of the substantial risks and uncertainties related to the forward-looking statements included herein.

(1)    See Annex A for reconciliations of these non-GAAP financial measures.

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 9, 2022

Time:	10:00 a.m. CDT

Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Matters to be voted on:	1.	To elect three Class I directors named in the proxy statement to our board of directors to serve for a term expiring in 2025 and until their successors are duly elected and qualified;

	2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement; and

	3.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2022.

We will also transact other business that may properly come before the Annual Meeting.

Stockholders of record at the close of business on April 13, 2022, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

By Order of the Board of Directors,

/s/ William A. Wiederkehr, Jr.

WILLIAM A. WIEDERKEHR, JR. Corporate Secretary
April 29, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 9, 2022

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about April 29, 2022, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2021 Annual Report on Form 10-K are available at https://www.iproxydirect.com/ESTE.

TABLE OF CONTENTS

2022 PROXY STATEMENT SUMMARY	5
PROPOSAL 1 – ELECTION OF THREE CLASS I DIRECTORS	6
PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	10
PROPOSAL 3 – RATIFICATION OF AUDITORS PROPOSAL	11
CORPORATE GOVERNANCE	12
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	27
COMPENSATION OF DIRECTORS	32
MANAGEMENT	33
EXECUTIVE COMPENSATION	35
COMPENSATION COMMITTEE REPORT	37
PAY RATIO DISCLOSURE	42
INDEPENDENT PUBLIC ACCOUNTANTS	44
AUDIT COMMITTEE REPORT	45
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	52
ANNEX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	55
ANNEX B – FORM OF PROXY	58

2022 PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you.

Annual Meeting of Stockholders

●	Time:	10:00 a.m. Central Daylight Time

●	Date:	June 9, 2022

●	Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

●	Record date:	April 13, 2022

●	Voting:
Stockholders as of the record date are entitled to vote. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The Class A Common Stock and the Class B Common Stock vote together as one class.

Meeting Agenda

●	Election of three Class I directors for terms expiring in 2025
●	To approve, on an advisory basis, the compensation of our named executive officers
●	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for 2022

Proposal 1: Election of Three Class I Directors

We are asking stockholders to elect three Class I directors.

Proposal 2: Advisory Vote on the Compensation of Earthstone’s Named Executive Officers

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Our Board recommends a FOR vote because it believes that our compensation program is currently adequate to retain, attract and incentivize our named executive officers on both a short-term and long-term basis in a manner beneficial to our stockholders. Further, our Board believes that our compensation program is reasonable in relation to comparable public companies in our industry.

Proposal 3: Ratification of the Auditors

We are asking stockholders to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2022.

Recommendation of the Board of Directors

After careful consideration, our Board unanimously recommends that the stockholders vote “FOR” each of the director nominees, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the appointment of Moss Adams as our independent registered public accounting firm for 2022. For a more complete description of the proposals, please see proposals set forth in this document.

PROPOSAL 1 - ELECTION OF THREE CLASS I DIRECTORS

The Company’s Board of Directors (the “Board”) is divided into three classes to allow for staggered three-year terms. The term of office of the Class I directors expires at this Annual Meeting and the election of their successors. In April 2022, Wynne M. Snoots, Jr. announced his intention not to stand for re-election to the Board at the Annual Meeting. Mr. Snoots’ decision was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Snoots for his distinguished service to the Company. EnCap Investments L.P. (“EnCap”) has the right to designate a director for the position held by Mr. Snoots and has notified the Company that it desires to designate Mr. Swanson.

Our Board has nominated Frank A. Lodzinski, Ray Singleton and Douglas E. Swanson, Jr. as the three Class I directors for election at this Annual Meeting to hold office until the 2025 annual meeting and the election of their successors. Two of the three nominees currently serve as directors and the third nominee has previously served as a director. Each of the nominees has agreed to be named in this proxy statement and to serve if elected.

In the election of directors, each proxy will be voted for each of the Class I director nominees unless the proxy withholds authority to vote for any or all of the Class I director nominees.

We have no reason to believe that any of the Class I director nominees will be unable or unwilling for good cause to serve if elected. If any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class I directors.

Additional information regarding Messrs. Lodzinski, Singleton and Swanson and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominees receiving the greatest number of votes for their election at the meeting are elected as directors, up to the maximum number of directors to be elected at the meeting. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class I directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Lodzinski, Singleton and Swanson. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class I directors, your shares will constitute a broker non-vote and will not be voted for any of the Class I director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Election of Directors.”

The following provides summary information about each of our Class I director nominees:

FRANK A. LODZINSKI Executive Chairman Age: 72 Director Since: 2014
Mr. Lodzinski has over 48 years of oil and gas industry experience and served as our Chairman since December 2014 and as Executive Chairman since April 1, 2020. He served as our Chief Executive Officer from December 2014 through March 2020. He also served as our President from December 2014 through April 2018. Previously, he served as President and Chief Executive Officer of Oak Valley Resources LLC (“Oak Valley”) from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón Resources Corporation (“Halcón”) in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley. From 1984 to 2004, he formed, acquired and/or managed several entities that were ultimately sold or merged into larger companies or were otherwise monetized for the benefit of shareholders. In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC (“Southern Bay”) and served as its President. Through an affiliated limited partnership, Southern Bay acquired oil and gas assets. The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski served as a director and member of various board committees of Yuma Energy, Inc. (“Yuma”) from September 2014 to October 2020. Yuma, together with its subsidiaries, filed voluntary Chapter 11 petitions for relief under the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas on April 15, 2020 and on October 19, 2020 the cases were converted to a Chapter 7 liquidation. In connection therewith, Mr. Lodzinski resigned from Yuma’s board of directors. Mr. Lodzinski holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Lodzinski to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, our structure, and our operations, provide the Board with company-specific experience and expertise.

RAY (GUERRA) SINGLETON Age: 71 Director Since: 1989 Board Committee: ☐ Nominating
Mr. Singleton has been one of our directors since July 1989. From December 2014 through June 2018, he served as our Executive Vice President - Northern Region. Previously, he served as our President and Chief Executive Officer from March 1993 until the closing of our strategic combination with Oak Valley in December 2014. Mr. Singleton joined us in 1988 as a Production Manager/Petroleum Engineer. From 1983 until 1988, he owned and operated an engineering consulting firm serving the needs of 40 small oil and gas clients. During this period, he was engaged by Earthstone on various projects in south Texas and the Rocky Mountain region. Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer. He was subsequently employed by Champlin Petroleum as a drilling, completion, and production engineer from 1980 to 1983. Mr. Singleton is a petroleum engineer with over 40 years of experience in the oil and gas industry. His professional experience includes acquisition evaluation and economics, along with drilling, completion and production engineering in both Texas and the Rocky Mountain region. In addition, he possesses over 25 years of C-suite experience. Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973 and received an MBA from Colorado State University’s Executive MBA Program in 1992. He is a member of the Society of Petroleum Engineers and is recognized by the National Association of Corporate Directors ("NACD") as a Board Leadership Fellow and has recently become NACD Directorship Certified. Mr. Singleton is of Hispanic origin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing Mr. Singleton’s qualifications to serve on the Board, considered, among other things, his experience and expertise in the oil and gas industry, including the operating, management or executive positions he has held with the Company and other oil and gas companies, and his extensive knowledge of the Company’s business, all of which has proven to be beneficial to us. Additionally, Mr. Singleton is NACD Directorship Certified providing us with knowledge of best practices in corporate governance.

DOUGLAS E. SWANSON, JR. Age: 50 Director Nominee
Mr. Swanson previously served as a director of Earthstone from December 2014 to June 2020. He is a Managing Partner at EnCap and serves on the firm’s upstream investment and management committees. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. He has served or is currently serving on the boards of Houston Methodist Hospital, Small Steps Nurturing Center, the University of Texas Private Equity Center, the McCombs MBA Advisory Board and the Kinkaid School. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from the University of Texas at Austin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Swanson to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas companies provides significant contributions to the Board. As a managing partner at EnCap, Mr. Swanson is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

In light of the individual skills and qualifications of each of our Class I director nominees, our Board has concluded that each of our Class I director nominees should be elected to our Board.
Our Board unanimously recommends that stockholders vote FOR each of our Class I director nominees.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to high quality governance. As a part of that commitment, and in accordance with the rules of the Securities and Exchange Commission (the “SEC”), our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. At our 2019 annual meeting of stockholders, our stockholders approved an advisory resolution that we would hold an advisory vote on executive compensation every three years, hence the advisory vote at this Annual Meeting. Our next advisory vote on executive compensation will be no later than our 2025 annual meeting of stockholders.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to be competitive, but not excessive, in the market place, while at the same time avoiding unnecessary or excessive risk-taking. Our compensation program is designed to provide performance incentives and to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals. In addition, 65% of equity incentive awards are predicated on absolute shareholder performance over a three-year period.

This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2021 executive compensation program and policies for the named executive officers through the following resolution:

“RESOLVED, that stockholders of Earthstone Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Summary Compensation Table, the related compensation tables and the narrative in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board and the Compensation Committee. Our Board, including the Compensation Committee, will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements.

Our Board unanimously recommends that stockholders vote FOR approval of the advisory vote on executive compensation.
Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

PROPOSAL 3 – RATIFICATION OF AUDITORS PROPOSAL

General

The Audit Committee of the Board has selected Moss Adams LLP (“Moss Adams”) as the independent registered public accounting firm of the Company for 2022. Moss Adams has audited the Company’s consolidated financial statements since 2018. The 2021 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on March 9, 2022.

The Board is submitting the selection of Moss Adams for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Moss Adams, the Audit Committee may reconsider the selection of that firm as the Company’s auditors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of Moss Adams does not limit the authority of the Audit Committee to change auditors at any time.

For further information and discussion, see “Independent Public Accountants” in this proxy statement.

The Company does not anticipate that representatives of Moss Adams will be present at the Annual Meeting; however, if they are present, Moss Adams may respond to appropriate questions and make such statements as they may desire.

Approval by the Stockholders of the Proposal

The affirmative vote of the holders of a majority in voting power of the shares of Class A Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal will be required for approval; provided that a quorum is present. Abstentions will have no effect on the proposal. We do not expect any broker non-votes on the proposal.

Our Board unanimously recommends that stockholders vote FOR ratification of the appointment of Moss Adams as the Company’s independent registered public accounting firm for 2022 (Proposal 3).

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board. Our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office. Messrs. Lodzinski, Singleton and Snoots serve as Class I directors. Messrs. Cochran, Habachy, Thielemann and Urban serve as Class II directors, and Messrs. Anderson, Joliat, Kramer and Zorich serve as Class III directors.

In April 2022, Wynne M. Snoots, Jr. announced his intention not to stand for re-election to the Board at the Annual Meeting. Mr. Snoots’ decision was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Snoots for his distinguished service to the Company. EnCap has the right to designate a director for the position held by Mr. Snoots and has notified the Company that it desires to designate Mr. Swanson.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews the Company’s policies and business strategies, and advises and counsels the executive officers who manage the Company.

The full text of the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, Covered Transactions Policy and our Code of Ethics can be found at www.earthstoneenergy.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Our Board of Directors

Our business and affairs are managed under the direction of our Board. Our Certificate of Incorporation specifies that we shall not have less than three nor more than eleven directors. Currently, our Board has eleven members. Under our Certificate of Incorporation, each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office to allow for staggered three-year terms.

As discussed more fully above under “Proposal 1—Election of Three Class I Directors,” Messrs. Lodzinski and Singleton have been nominated for re-election at this Annual Meeting because of the expiration of the term of their class, Class I, on our classified board, and Mr. Swanson has been nominated for election as a Class I director at the Annual Meeting.

Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Name	Class (1)	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit Committee Membership	Compensation Committee Membership	Nominating Committee Membership
Frank A. Lodzinski	I	72	2014	Executive Chairman	Leadership, Industry Expertise, Operations and Experience

Ray Singleton	I	71	1989	Director	Industry Expertise, Operations and Experience	X			X

Wynne M. Snoots, Jr.	I	61	2014	Director	Finance and Industry Expertise	X

Frost W. Cochran	II	57	2022	Director	Finance and Industry Expertise	X

David S. Habachy	II	46	2021	Director	Finance and Industry Expertise	X

Brad A. Thielemann	II	45	2014	Director	Finance and Industry Expertise

Zachary G. Urban	II	44	2014	Director	Accounting and Finance	X	X	X	X

Robert J. Anderson	III	60	2021	Director, President and Chief Executive Officer	Leadership, Industry Expertise, Acquisitions, Operations and Experience

Jay F. Joliat	III	65	2014	Director	Finance, Industry Expertise and Experience	X	X	X

Phillip D. Kramer	III	66	2016	Director	Accounting, Finance and Experience	X	X	X	X

Robert L. Zorich	III	72	2014	Director	Finance, Industry Expertise and Experience
(1)    Class II directors serve until our annual meeting in 2023 and Class III directors serve until our annual meeting in 2024.

For Class I Director Nominees for Election at the Annual Meeting, see Proposal 1 above.

Continuing Class II Directors Whose Terms Expire in 2023

FROST W. COCHRAN Age: 57 Director Since: April 2022	Mr. Cochran has served as a director since April 2022. He is a Managing Director and founding partner of Post Oak Energy Capital, LP (“Post Oak”), a Houston based investor in oil & gas operating companies, minerals, related midstream infrastructure and services. Prior to founding Post Oak, Mr. Cochran served as the President of the holding company of Belden & Blake which held operating interests in oil and gas properties and related infrastructure in the Appalachian basin. In 2002, he co-founded and served as President of Signal Hill Power, a merchant power owner operator in the Texas ERCOT market. Mr. Cochran served as a Managing Director of Torch Energy from 1998 until March 2002, Managing Director and Partner at Energy Asset Management LLC from 1996 through 1998, Vice President of Enron Development Corporation from 1993 until 1996, as Project Finance Manager at Destec Energy Inc., a subsidiary of The Dow Chemical Company, from 1991 until 1993 and with Kemper Securities Group from 1989 until 1991. Mr. Cochran serves on the boards of several Post Oak portfolio companies in the upstream, midstream and services sectors of the energy industry and is a member of Post Oak’s investment committee. Mr. Cochran is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. Mr. Cochran received a M.B.A. from the University of Texas at Austin and a B.B.A. from the University of Mississippi.
SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Cochran to the Board, determined that his extensive experience in investing in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a Managing Director of Post Oak, Mr. Cochran is able to provide the Board with insights regarding financial matters and strategic planning.

DAVID S. HABACHY Age: 46 Director Since: 2021
Mr. Habachy has served as a director since January 2021. He has been a Managing Director on the Energy team of Warburg Pincus LLC since 2017. Previously, Mr. Habachy served as Managing Director and member of the Investment Committee of the Kayne Anderson Energy Funds. Additionally, while at Kayne Anderson, Mr. Habachy served on numerous boards of oil and gas upstream E&P and midstream companies in the U.S. and Canada from 2008 to 2017. Prior to entering into Private Equity in 2008, Mr. Habachy spent 10 years in asset management, operations and consulting in the upstream E&P business. He started his Petroleum Engineering career at Arco/Vastar in 1998. Mr. Habachy serves as a Director of Ridge Runner Resources, LLC, Stronghold Energy II Holdings, LLC, Tall City Exploration III LLC, and Trident Energy GP, Ltd.  Meanwhile, Mr. Habachy currently serves on the Investment Committee Board for Memorial Hermann Health System and is a Board member of the Houston Producers’ Forum. Mr. Habachy holds a B.S. in Chemical Engineering and an M.B.A. degree with George Kozmetsky highest honors distinction from The University of Texas at Austin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Habachy to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a managing director at Warburg Pincus LLC, Mr. Habachy is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

BRAD A. THIELEMANN Age: 45 Director Since: 2014
Mr. Thielemann has served as a director since December 2014. Mr. Thielemann served as a member of our Compensation Committee from August 2017 to May 2021. He is a Partner at EnCap. Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. from Duke University and a B.A. in Business Administration from the University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, previously served on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Thielemann to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a partner at EnCap, Mr. Thielemann is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

ZACHARY G. URBAN Age: 44 Director Since: 2014 Board Committee: ☐ Audit ☐ Compensation ☐ Nominating
Mr. Urban has served as a director since December 2014. Since August 2019, Mr. Urban has served as Principal at RHV Capital, an investment company that invests in privately held operating businesses. From January 2014 to July 2019, Mr. Urban served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban was responsible for a full spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honor.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Urban to the Board, determined that his extensive investment experience across diverse industries provides significant contributions to the Board. In addition, his prior experience as an investment banker will enable Mr. Urban to provide the Board with insight and advice on a full range of general business and financial matters.

Continuing Class III Directors Whose Terms Expire in 2024

ROBERT J. ANDERSON Age: 60 Director Since: 2021
Mr. Anderson has served as a director since July 2021. He has served as our President and Chief Executive Officer since April 2020, having previously served as President since April 2018. From December 2014 through April 2018, he served as our Executive Vice President, Corporate Development and Engineering. Previously, he served in a similar capacity with Oak Valley from March 2013 until the closing of its strategic combination with the Company in December 2014. Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón. Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer - Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. Prior to March 2004, he was employed in technical and supervisory roles with Anadarko Petroleum Corporation, major oil companies including ARCO International/Vastar Resources, and independent oil companies, including Hugoton Energy, Hunt Oil and Pacific Enterprises Oil Company. His professional experience of over 30 years includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Anderson to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, technical expertise, our structure, our operations, and expertise in acquisitions, provide the Board with company-specific experience and expertise.

JAY F. JOLIAT Age: 65 Director Since: 2014 Board Committees: ☐ Audit ☐ Compensation
Mr. Joliat has served as a director since December 2014. For more than the past 35 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and apartment real estate, residential home building, restaurant ownership and management. He has had direct and extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices or procedures, and for over 30 years, oil and gas E&P in particular. He has been the CEO and CIO of Joliat & Company, Inc. since October 1988. He has been the CEO of Joliat Ventures, LLC since January 1998. Since January 1981, Mr. Joliat has served as Treasurer of Beefcarver Restaurants, Inc., and has been its CEO since 1989. He formed and managed his own registered investment management company early in his career after having held VP and/or SVP positions at E.F. Hutton, Dean Witter Reynolds, and LPL Financial. He holds a Bachelor’s Degree in Management and Finance from Oakland University (1982) and became a Certified Investment Management Analyst (CIMA) in 1983 after completing the requisite IMCA curriculum from the Wharton School of Business at the University of Pennsylvania. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in August 2012.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Joliat to the Board, determined that his business experience in management and investments, as well as previously serving on the boards of directors of SEC-reporting companies, brings a unique perspective as an outside investor in oil and gas entities. His management skills, understanding of public and private capital markets, and financial acumen provide the Board with a valuable resource for planning corporate strategy.

PHILLIP D. KRAMER Age: 66 Director Since: 2016 Board Committees: ☐ Audit ☐ Compensation ☐ Nominating
Mr. Kramer has served as a director since October 2016. He served as an Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas, from November 2008 until February 2017. He also served as Executive Vice President and Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014. Mr. Kramer served on the board of directors of Oasis Midstream Partners since their initial public offering in September 2017 through February 2022. He graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant. He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Kramer to the Board, determined that his management experience, understanding of public and private capital markets, and financial background provide the Board with a valuable resource for planning corporate strategy.

ROBERT L. ZORICH Age: 72 Director Since: 2014
Mr. Zorich has served as a director since December 2014. Mr. Zorich is a Managing Partner and co-founder of EnCap. He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988. EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America, having raised 19 institutional oil and gas investment funds, totaling in excess of $27 billion of capital. Over its history, the firm has created over 220 oil and gas companies and currently manages capital on behalf of more than 250 U.S. and international investors, including public and private pension funds, insurance companies, sovereign wealth funds, university endowments and foundations. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, then a large, privately-held pension manager. Previously, Mr. Zorich co-founded MAZE Exploration, Inc., a private oil and gas company headquartered in Denver. For the first seven years of his career, Mr. Zorich was employed by Republic Bank as a Vice President and Division Manager in the energy group. Mr. Zorich serves on the boards of several EnCap portfolio companies and previously served on the Board of Directors of Montage Resources Corporation (formerly Eclipse Resources Corporation) and Oasis Petroleum Inc. In addition, he serves on the investment committee of EnCap Flatrock Midstream. Mr. Zorich’s community involvement includes serving as a member of the Leadership Cabinet of Texas Children’s Hospital, as well as serving on the boards of the Workfaith Connection and the Memorial Assistance Ministries Endowment. He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich holds a B.A. in Economics from the University of California at Santa Barbara and a Master’s Degree in International Management (with distinction) from the American Graduate School of International Management in Phoenix, Arizona.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Zorich to the Board, determined that his significant experience with financing, forming, and guiding numerous oil and gas companies while serving as a co-founder and managing partner of EnCap provides significant contributions to the Board. His insights and relationships have proven valuable towards guiding corporate strategies and pursuing growth opportunities.

Director Attendance

During 2021, all of the Company's directors attended at least 75 percent of all meetings of the Board and committees of which the director was a member. During 2021, the Board held seven meetings. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage their attendance. In 2021, five directors attended our annual meeting of stockholders.

Director Independence

The current Board consists of eleven directors. In April 2022, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Cochran, Habachy, Joliat, Kramer, Singleton, Snoots and Urban) were “independent” as that term is defined in the rules of the NYSE. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, could interfere with the exercise of independent judgment in carrying out their responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Lodzinski is not independent because he served as the Chief Executive Officer of the Company through April 1, 2020 and, from that date, has served as its Executive Chairman. Mr. Anderson is not independent since he serves as President and Chief Executive Officer of the Company. The Board determined that Mr. Zorich was not independent because he is a managing partner of EnCap, and thus, may be deemed to beneficially own our Class A Common Stock and Class B Common Stock that is beneficially owned by EnCap (approximately 37.9% of the outstanding Class A Common Stock on a fully-diluted as-converted basis). The Board determined that Mr. Swanson will not be independent because he is a managing partner of EnCap, and thus, may be deemed to beneficially own our Class A Common Stock and Class B Common Stock that is beneficially owned by EnCap (approximately 37.9% of the outstanding Class A Common Stock on a fully-diluted as-converted basis). The Board determined that Mr. Thielemann was not independent as a result of his roles at EnCap. In conjunction with the closing of the SPA on April 14, 2022, Mr. Frost W. Cochran was appointed to the Board as a Class II director who will hold office until our annual meeting of stockholders in 2023. See “Security Ownership of Management and Certain Beneficial Owners.”

The Board has determined that all of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent pursuant to the independence standards for the applicable committee set forth in the rules of the NYSE.

Board of Directors Diversity

The Board does not have a formal diversity policy. The Board considers candidates that will make the Board, as a whole, reflective of a range of talents, skills, diversity and expertise. We are striving to incrementally diversify our Board so that we can further benefit from a variety of backgrounds and perspectives. In January 2021, Mr. Habachy joined our Board. He has extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies, and his appointment further increases our ethnic diversity as he is the first American born in his family as his parents immigrated to the U.S. from Egypt. Mr. Singleton also enhances the Board’s ethnic diversity. Mr. Singleton identifies as Hispanic in that his mother, and both his maternal grandfather and grandmother, are Hispanic.

Stockholder-Recommended Director Candidates

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Nominating Committee takes into account many factors, including a general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.

Although the Nominating Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.

In accordance with our Amended and Restated Bylaws, as amended (“Bylaws”), stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Board, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Earthstone Energy, Inc., Attention: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Director Nomination Recommendation.”

The notice must contain the following information as to each proposed nominee:

•    name, age, business address and residence address of the nominee;
•    principal occupation or employment of the nominee;
•    class or series and number of shares of our capital stock that are owned beneficially or of record by the nominee; and
•    any other information relating to the nominee that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

The notice must also contain the following information as to the stockholder giving the notice:

•    name and record address of such stockholder;
•    class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;
•    all other ownership interests of such stockholder relating to us, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests;
•    a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•    a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice; and
•    any other information relating to such stockholder that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In addition to the foregoing requirements, such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Each proposed nominee will be required to complete a questionnaire, in a form to be provided by us, to be submitted with the stockholder’s notice. We may also require any proposed nominee to furnish such other information as we may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Board Leadership

Our Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. In April 2020, Mr. Anderson became Chief Executive Officer (in addition to serving as President) and Mr. Lodzinski became the Executive Chairman of the Board. The Board believes that this leadership structure, which separates the Chairman and the Chief Executive Officer roles, is appropriate at this time in light of our operating environment. As Executive Chairman, Mr. Lodzinski remains involved in key matters, such as corporate strategy and major transactions, and continues to advise the Board and the executive management team. In Mr. Lodzinski’s role and given that he is the director most familiar with our business and operations (other than Mr. Anderson) and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy, the Board believes that Mr. Lodzinski continues to be best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. In this role, the Board believes that Mr. Lodzinski is able to foster clear accountability and effective decision making, strengthen the communication between the Board and management and provide a clear roadmap for stockholder communications. Further, as the individual that managed the day-to-day operations (through April 1, 2020) and has detailed knowledge of our operations and activities, Mr. Lodzinski is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Executive Sessions

Our Corporate Governance Guidelines provide that the non-management directors will have regularly scheduled meetings in executive sessions without management participation. In the event that the non-management directors include directors who are not independent, then at least once a year, we will have an executive session including only independent directors. Since the Chairman of the Board is not independent, the Board recommends an independent director to preside at these meetings.

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Anderson and certain executive officers on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event a Committee receives a report from a member of management regarding areas of risk, the Chairperson of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including the Committee Chairs, by using the following address:

Earthstone Energy, Inc.
Board of Directors
c/o William A. Wiederkehr, Jr., Corporate Secretary
1400 Woodloch Drive, Suite 300
The Woodlands, Texas 77380
E-mail: billw@earthstoneenergy.com

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Evaluations

The Nominating Committee leads the performance review of the Board and its committees. The self-evaluation process seeks to obtain each director’s assessment of the effectiveness of the Board, the committees and their leadership, Board and committee composition, and Board and management dynamics. In 2021, the Board initiated the evaluation process and engaged outside counsel to conduct the Board evaluation process. Each director completed a survey about the Board and the committees on which the director served.

Board Committees

To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee, a Compensation Committee and a Nominating Committee as the functions of each are described below. Each member of the Audit Committee, Compensation Committee and Nominating Committee has been determined by the Board to be “independent” for purposes of the rules of the NYSE and the rules of the SEC, including the heightened “independence” standard required for members of the Audit

Committee. Additionally, our Board has determined that Messrs. Kramer, Joliat and Urban are each a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

Audit Committee

The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance, including approval of the Company’s Code of Ethics and any related party transactions. Among other things, the Audit Committee appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards. The Audit Committee also provides oversight for Earthstone’s Covered Transactions Policy which includes the review of prospective transactions or approval of Covered Transactions, as defined in the policy.

During 2021, the members of our Audit Committee were Messrs. Joliat (Chairperson), Kramer and Urban, and the Audit Committee held eleven meetings and all of its members attended at least 75% of the meetings. The Board has determined that Mr. Joliat is an “audit committee financial expert” as that term is defined in the rules of the NYSE and applicable rules of the SEC.

Compensation Committee

The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, the Compensation Committee approves the compensation of our named executive officers, including the Chief Executive Officer. Our President and Chief Executive Officer is expected to recommend to the Compensation Committee the compensation for our named executive officers.

Through May 28, 2021, the members of the Compensation Committee were Messrs. Kramer (Chairperson), Joliat and Thielemann. During 2021, the Compensation Committee held four meetings and all of its members attended each of the meetings. As of May 28, 2021, the members of the Compensation Committee were Messrs. Kramer (Chairperson), Joliat and Urban.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for identifying qualified candidates to be presented to our Board for nomination as directors and ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives.

The members of the Nominating Committee are Messrs. Urban (Chairperson), Kramer and Singleton. During 2021, the Nominating Committee held two meetings and all of its members attended the meeting.

Covered Transactions Policy

Our Board adopted the Covered Transactions Policy (the “Covered Transactions Policy”) which addresses the reporting, review and approval or ratification of Covered Transactions. A “Covered Transaction” is defined as any actual or potential M&A transaction (asset acquisitions or business combinations) that is (a) between (1) the Company and EnCap, or (2) the Company and any entity in which EnCap or its funds own more than 50% of the outstanding equity; and (b) if consummated, would need to be disclosed in a Current Report on Form 8-K or other similar SEC filing pursuant to applicable SEC rules. The Audit Committee has been delegated authority with respect to the Covered Transactions Policy. The Covered Transactions Policy is publicly available on our website (www.earthstoneenergy.com).

Corporate Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code of Ethics provides that:

•    we will comply with all applicable laws, rules and regulations;
•    our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;
•    our directors, officers, and employees are to protect our assets and maintain our confidentiality;
•    we are committed to promoting values of integrity and fair dealing; and
•    we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Environmental, Social and Governance

Sustainability Position Statement

We believe that it is our responsibility to conduct business in line with our core values of operating with high ethics, integrity and respect for our employees and contractors, the environment we all share, and the communities in which we live and work. As part of our “do the right thing” approach, our goal is to manage our business in a way that minimizes risk and protects people, land, air and water, while providing economic benefits to landowners, lessors, communities and our stakeholders. We recognize that operating in this industry is a privilege, and for decades, we have set high operating standards and have worked hard to earn our reputation for excellence among members of the oil and gas industry and communities in which we operate.

Environment

Our commitment to uphold high standards of environmental stewardship and responsible practices is at the core of our operations. We believe it is essential to conduct business in accordance with all applicable environmental laws and regulations and implement quality applications when such laws and regulations do not exist. The combined mission for protection of land, air, water and people is one that we take seriously.

With a goal of continuous improvement, our field operations staff uses best practices and the latest in technologies, many of which help us to reduce our environmental impact and improve our outcomes. All of our lease operators receive specialized environmental training focused on air quality compliance, waste management, spill prevention, and other areas of environmental compliance. In particular, we have taken meaningful steps to reduce our greenhouse gas emissions through reduced flaring, enhanced vapor recovery, an improved leak detection and repair program, and reduced truck hauling though the increased use of pipelines for oil and water transportation. We are also working with the industry, the community and our partners to establish and refine our practices and share our culture of respect for the environment. Below are some of the responsible steps and best practices that we employ to safeguard the environment and resulting impacts:

•    Minimizing air emissions by installing Vapor Recovery Units (“VRUs”) in conjunction with tank battery construction
•    Targeting Zero Flaring by connecting natural gas pipelines ahead of flowback and first production, which negates need for flaring, contributing to our continued efforts to reduce flaring intensity
◦    Reduced flaring intensity by 68% in 2021 from 2.2% of our natural gas production in 2020 to 0.7% of our natural gas production in 2021
•    Incorporate a comprehensive Leak Detection & Repair (“LDAR”) program to further minimize air emissions
•    Utilize silos for handling of frac sand to reduce the presence of free-floating silica dust and create a safer work environment
•    Continuing to reduce truck hauls, and therefore CO2 emissions, in the Midland Basin by increasing operated oil on pipelines from the wellhead
◦    Increased oil on pipelines from 14% in 2019 to 43% in 2020 and 58% in 2021
◦    Targeting increase to over 83% of oil on pipelines in 2022
•    Ongoing emissions reduction efforts have resulted in a 54% reduction in greenhouse gas emission intensity and a 42% reduction in methane emissions intensity over the past two years
◦    Reduced our greenhouse gas intensity rate to 7.9 mT CO2e/MBoe in 2021 vs. 12.4 mT CO2e/MBoe in 2020 and 17.3 mT CO2e/MBoe in 2019, respectively
◦    Reduced our methane emissions intensity rate to 0.9 mT CO2e/MBoe in 2021 vs. 1.8 mT CO2e/MBoe in 2020 and 1.6 mT CO2e/MBoe in 2019, respectively
•    100% of water disposal on pipeline in the Midland Basin, which reduces truck hauls, leading to reduced CO2 emissions
•    Extensive use of multi-well pads and long laterals to reduce surface footprint and impact
•    New facilities are being constructed with air compression equipment to operate the pneumatic actuators in order to minimize fugitive emissions
•    Protect groundwater sources by adopting best practices for drilling, well design and well casing
•    Spill Prevention Policy/ Preventative Measures/ Procedures for minimizing impact of spills
◦        Spill Prevention, Containment and Countermeasure (“SPCC”) plans in place for all facilities
◦    Expanding leak detection program to include many operated pipelines
◦    Achieved zero reportable spills in 2021 and 2020

Health and Safety

The health, safety and wellbeing of our employees, contractors, and everyone impacted by our operations is of paramount importance to all of us at Earthstone. We believe that it is our responsibility to employ best practices for safety procedures and provide a safe workplace, as well as strive to ensure that each and every one of our employees and contractors understands the importance of the role each plays in maintaining a safe work environment. Through leadership and commitment to training, safety has become imbedded in our culture and is a critical component of our success.

Our contractors and vendors are held to the same high safety standards that we require of employees. As part of this mandate, we monitor these partners to make certain that proper procedures are maintained and that contractors comply with regulatory requirements and guidelines.

In response to the emergence of the COVID-19 pandemic, we continue to monitor and take seriously the guidelines of health experts and are adhering to the highest possible standards issued by the World Health Organization (“WHO”) and Centers for Disease Control (“CDC”) as well as governments and regulators across our areas of operations. We have implemented a number of measures to safeguard the health of our employees, contractors and the community, while continuing to operate responsibly and maintaining the resiliency of the Company.

Our focus on health and safety is demonstrated by:

•    Zero employee recordable incidents due to injuries at the workplace in each of 2019, 2020 and 2021

Community

We are dedicated to making a positive impact on the communities in which we live, work and operate. Our employees are encouraged to seek out organizations and initiatives they wish to support. Our employees donate their time and financial support to a wide range of charities, community organizations and activities, such as food banks, school supply drives, toy drives, natural disaster recovery, and other local events. In many cases, their efforts are supplemented with generous financial support from Earthstone.

We also work hard each day to promote safe, healthy and ethical business practices to earn the trust of the people in our communities. We believe that our success is achieved through safe and responsible operations, and by treating landowners and lessors as valued business partners that deserve our utmost respect.

Our People

At Earthstone, we know that our people drive our success, and we are committed to providing a rewarding and productive work environment and a culture of respect for our employees. We value the perspectives, experiences and ideas contributed by all employees and pledge to foster their professional growth by embracing the following principles:

•    A culture of empowerment, transparency, and cooperation is embraced
•    All employees, customers, suppliers, and community members are treated fairly
•    Integrity and ethical behavior are demanded
•    Diversity of perspectives and ideas is acknowledged and valued
•    Communication is open and civil
•    Conflict is addressed early and productively
•    Professional and personal development is encouraged
•    Teamwork is fostered
•    Respect for others, the community and environment is valued
•    Collaboration and openness to new ideas is appreciated

Governance

We have a highly experienced and engaged Board that is dedicated to sound corporate governance principles. The Company and the Board are committed to achieving long-term stockholder value by adhering to the highest level of ethical standards. As part of this commitment, the Board has adopted charters, policies and codes of conduct, which can be accessed from the Company’s website at https://www.earthstoneenergy.com.

Key governance actions taken by the Company include the following:
•    The Board Chair position is split from the CEO position;
•    The independent members of the Board meet regularly without the presence of management;
•    Our independent accountant, reports directly to the Audit Committee;
•    We have a Compensation Committee that meets regularly and reports to the full Board;
•    We have a Nominating Committee that meets regularly and reports to the full Board;
•    We have an ethics policy (Code of Ethics), and an insider trading policy, to which our key corporate decision-makers must strictly adhere; and
•    All directors, officers and employees must affirm annually in writing their acceptance of the Code of Ethics.

We will continue to evaluate our corporate governance policies to ensure that they reflect our commitment to good corporate governance.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of our Class A Common Stock and Class B Common Stock, as of April 13, 2022, of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our outstanding shares of Class A Common Stock or Class B Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:
Frank A. Lodzinski (6)	617,399	*	—	—	617,399	*
Robert J. Anderson	465,140	*	—	—	465,140	*
Steven C. Collins	270,149	*	—	—	270,149	*
Tony Oviedo	106,805	*	—	—	106,805	*
Mark Lumpkin, Jr.	164,503	*	—	—	164,503	*
Timothy D. Merrifield	340,948	*	—	—	340,948	*

Non-Employee Directors:
Frost W. Cochran	—	—	—	—	—	—
David S. Habachy	—	—	—	—	—	—
Jay F. Joliat	196,976	*	—	—	196,976	*
Phillip D. Kramer	102,025	*	—	—	102,025	*
Ray Singleton	606,735	*	—	—	606,735	*
Wynne M. Snoots, Jr.	—	—	—	—	—	—
Douglas E. Swanson, Jr.	6,914,808	9.4%	33,956,524	99.1%	40,871,332	37.9%
Brad A. Thielemann	—	—	—	—	—	—
Zachary G. Urban	64,990	*	—	—	64,990	*
Robert L. Zorich	6,914,808	9.4%	33,956,524	99.1%	40,871,332	37.9%

Officers and Directors as a Group (16 persons):	9,850,478	13.4%	33,956,524	99.1%	43,807,002	40.7%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (7)	6,914,808	9.4%	33,956,524	99.1%	40,871,332	37.9%
Warburg Pincus, LLC (8)	26,389,956	35.9%	—	—	26,389,956	24.5%

*    Less than one percent.
(1)    Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”) of EEH, holders (“EEH Common Unit Holders”) of units of limited liability company interests of EEH denominated as Common Units (the “EEH Common Units”) will have the right to exchange all or a portion of its EEH Common Units (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each EEH Common Unit (and corresponding share of Class B Common Stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by EEH Common Unit Holders of their exchange right. As a result, beneficial ownership of Class B Common Stock and EEH Common Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.
(2)    This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.
(3)    Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Common Unit held by such holder.
(4)    The percentage is based upon 73,440,800 shares of Class A Common Stock issued and outstanding as of April 13, 2022.
(5)    The percentage is based upon 34,271,766 shares of Class B Common Stock issued and outstanding as of April 13, 2022.
(6)    465,208 shares are held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.
(7)    Attributable to shares owned directly or indirectly by three investment funds affiliated with EnCap (the “EnCap Funds”): (i) EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”), which directly holds 4,611,808 shares of Class A Common Stock; (ii) EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), which directly holds 2,303,000 shares of Class A Common Stock, and (iii) EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”), which beneficially owns 33,956,524 shares of Class B Common Stock and an equivalent number of EEH Common Units that are directly owned by its wholly owned subsidiary Bold Holdings. EnCap Partners GP, LLC (“EnCap Partners GP”) is general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”), which are the general partners of EnCap Fund VIII and EnCap Fund IX, respectively. Therefore, each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, and EnCap Fund IX GP, may be deemed to beneficially own the reported securities that are held beneficially or of record by any EnCap Funds under its direct or indirect control. Each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, and EnCap Fund IX GP disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The address for the EnCap entities listed above is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(8)    Based solely on a Schedule 13D/A filed with the SEC on February 23, 2022 by the Warburg Entities: the Warburg Pincus LLC shareholders (the “WP Shareholders”) are: Warburg Pincus Private Equity (E&P) XI – A, L.P. (“WP E&P XI A”) which holds 2,123,393 shares of Class A Common Stock, (ii) Warburg Pincus XI (E&P) Partners – A, L.P. (“WP XI E&P Partners A”) which holds 163,270 shares of Class A Common Stock, (iii) WP IRH Holdings, L.P. (“WP IRH Holdings”) which holds 2,068,675 shares of Class A Common Stock, (iv) Warburg Pincus XI (E&P) Partners-B IRH, LLC (“WP XI E&P Partners B IRH”) which holds 57,365 shares of Class A Common Stock, (v) WP Energy IRH Holdings, L.P. (“WPE IRH Holdings”) which holds 3,179,794 shares of Class A Common Stock, (vi) WP Energy Partners IRH Holdings, L.P. (“WPE Partners IRH Holdings”) which holds 260,350 shares of Class A Common Stock, (vii) Warburg Pincus Energy (E&P) Partners-B IRH, LLC (“WPE E&P Partners B IRH”) which holds 101,492 shares of Class A Common Stock, (viii) Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”) which holds 525,185 shares of Class A Common Stock (including 51,295 Escrow Shares), (ix) Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”) which holds 8,695,591 shares of Class A Common Stock (including 849,295 Escrow Shares), (x) WP Energy Partners Chisholm Holdings, L.P. (“WPEP Chisholm Holdings”) which holds 193,990 shares of Class A Common Stock (including 44,375 Escrow Shares), (xi) Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&E Partners B Chisholm”) which holds 75,623 shares of Class A Common Stock (including 17,299 Escrow Shares), (xii) Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”) which holds 2,403,171 shares of Class A Common Stock (including 549,725 Escrow Shares), (xiii) WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”) which holds 3,428,621 shares of Class A Common Stock (including 784,298 Escrow Shares), (xiv) Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC (“WP XII E&P Partners 2 Chisholm”) which holds 37,614 shares of Class A Common Stock (including 8,604 Escrow Shares), (xv) Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”) which holds 57,671 shares of Class A Common Stock (including 13,192 Escrow Shares), (xvi) Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&E XII E”) which holds 87,262 shares of Class A Common Stock (including 19,961 Escrow Shares), (xvii) Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”) which holds 404,419 shares of Class A Common Stock (including 92,511 Escrow Shares), and (xviii) WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”) which holds 157,165 shares of Class A Common Stock (including 35,951 Escrow Shares). The above amounts include an aggregate of 3,008,485 shares of Class A Common Stock (“Escrow Shares”) placed in escrow for indemnification claims pursuant to that certain Purchase and Sale Agreement dated as of December 15, 2021, by and among Earthstone, EEH, Chisholm Energy Operating, LLC and Chisholm Energy Agent, Inc., and held for the benefit of holders indicated above. Warburg Pincus XI (E&P) Partners – B, L.P. (“WP XI E&P Partners B”) is the general partner of WP XI E&P Partners B IRH. Warburg Pincus (E&P) XI, L.P. (“WP XI E&P GP”) is the general partner of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, and WP XI E&P Partners B. Warburg Pincus (E&P) XI LLC (“WP XI E&P GP LLC”) is the general partner of WP XI E&P GP. Warburg Pincus Partners (E&P) XI LLC (“WPP E&P XI”) is the managing member of WP XI E&P GP LLC. Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”) is the managing member of WPE E&P Partners B Chisholm and the general partner of WPE E&P Partners B IRH. Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”) is the general partner of WPE IRH Holdings, WPE Partners IRH Holdings, WPE E&P Partners B, WPE E&P Partners A, WPE E&P A, WPE Chisholm Holdings and WPEP Chisholm Holdings. WPE E&P Energy LLC is the general partner of WP E&P Energy GP. Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”) is the managing member of WP XII E&P Partners 2 Chisholm. Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”) is the general partner of WP XII E&P Partners 2, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP E&P XII LLC is the general partner of WP E&P XII. Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”) is the general partner of WPE E&P GP. Warburg Pincus Partners II (US), L.P. (“WPP II US”) is the managing member of WPP E&P XI, WP E&P XII LLC and WPE E&P GP LLC. Warburg Pincus & Company US, LLC (“WP & Co. US LLC”) is the general partner of

WPP II US. Warburg Pincus LLC (“WP LLC”) is a registered investment adviser, and the manager of WP PE E&P XII, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P Partners A, WP E&P XI A, WP XI E&P Partners A, WP XI E&P Partners B, WPE E&P Partners A, WPE E&P Partners B and WPE E&P (collectively, the “Managed Entities”). As such, each of WP XI E&P GP, WP XI E&P GP LLC and WPP E&P XI may be deemed to share beneficial ownership of the shares held of record by each of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, WP XI E&P Partners B IRH and WP XI E&P Partners B. WP XI E&P Partners B may be deemed to share beneficial ownership of the shares held of record by WP XI E&P Partners B IRH. Each of WPE E&P GP, WPE E&P GP LLC, WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE IRH Holdings, WPE Partners IRH Holdings, WPE Chisholm Holdings and WPEP Chisholm Holdings. Each of WP E&P XII LLC and WP E&P XII may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of WP XII E&P Partners 2 Chisholm, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP XII E&P Partners 2 may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, WP XII E&P Partners 2 Chisholm. WPE E&P Partners B may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, WPE E&P Partners B IRH and WPE E&P Partners B Chisholm. Each of WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, the Reporting Persons. WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of the Managed Entities. Each of the Warburg Entities disclaims any such beneficial ownership. The address of the Warburg Entities is 450 Lexington Avenue, New York, New York 10017.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company, as well as directors who are employed by EnCap, Post Oak or Warburg, receive no additional compensation for serving on the Board. The following describes our compensation program for four of the non-employee members of the Board, Jay F. Joliat, Phillip D. Kramer, Zachary G. Urban and Ray Singleton: (i) an annual cash retainer of $75,000, (ii) an annual equity grant in the equivalent of approximately $150,000 per year that vests in four equal quarterly installments, (iii) the chairperson of the Audit Committee receives an additional annual cash retainer of $20,000, (iv) the chairperson of the Compensation Committee receives an additional annual cash retainer of $15,000, and (v) the chairperson of the Nominating Committee receives an additional annual cash retainer of $15,000.

Director Compensation in 2021

The following table sets forth the aggregate compensation paid to our non-employee directors related to their services for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)
Jay F. Joliat (3)	195,000	163,744	358,744
Phillip D. Kramer (4)	170,000	163,744	333,744
Ray Singleton	75,000	163,744	238,744
Wynne M. Snoots, Jr.	—	—	—
David S. Habachy	—	—	—
Brad A. Thielemann	—	—	—
Zachary G. Urban (5)	170,000	163,744	333,744
Robert L. Zorich	—	—	—
(1)    Reflects the full grant date fair value of the RSU awards granted in 2021 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11. Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2021. The RSU awards each vested in four equal installments on March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021.
(2)    No Directors had any unvested RSU awards outstanding as of December 31, 2021.
(3)    Mr. Joliat’s compensation includes an annual cash retainer of $20,000 to serve as the chairman of the Audit Committee.
(4)    Mr. Kramer’s compensation includes an annual cash retainer of $15,000 to serve as the chairman of the Compensation Committee.
(5)    Mr. Urban’s compensation includes an annual cash retainer of $15,000 to serve as the chairman of the Nominating Committee.

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	72	Executive Chairman
Robert J. Anderson	December 2014	60	President and Chief Executive Officer
Tony Oviedo	February 2017	68	Executive Vice President, Accounting and Administration
Mark Lumpkin, Jr.	August 2017	48	Executive Vice President and Chief Financial Officer
Steven C. Collins	December 2014	57	Executive Vice President, Chief Operating Officer
Timothy D. Merrifield	December 2014	66	Executive Vice President, Geological and Geophysical

See “Our Board of Directors” above for biographical information of Messrs. Anderson and Lodzinski.

Tony Oviedo has served as our Executive Vice President - Accounting and Administration (Principal Accounting Officer) since February 10, 2017. Mr. Oviedo has over 30 years of professional experience with both private and public companies. Prior to joining the Company, he was employed by GeoMet, Inc., where, since 2006, he served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller. In addition, prior to joining GeoMet, Mr. Oviedo was employed by Resolution Performance Products, LLC, where he was Compliance Director and has held positions as Chief Accounting Officer, Controller, and Director of Financial Reporting with various companies in the oil and gas industry. Prior to the aforementioned experience, he served in the audit practice of KPMG LLP’s Energy Group. Mr. Oviedo holds a Bachelor’s degree in Business Administration with a concentration in accounting and tax from the University of Houston and is a Certified Public Accountant in the state of Texas.

Mark Lumpkin, Jr. has over 23 years of experience including over 16 years of oil and gas finance experience. He has served as our Executive Vice President and Chief Financial Officer since August 2017. Immediately prior to joining the Company, he served as Managing Director at RBC Capital Markets in the Oil and Gas Corporate Banking group, beginning in 2011 with a focus on upstream and midstream debt financing. From 2006 until 2011, he was employed by The Royal Bank of Scotland (“RBS”) in the Oil and Gas group within the Corporate and Investment Banking division, focusing primarily on the upstream subsector. Prior to RBS, he spent two years focused on capital markets and mergers and acquisitions primarily in the upstream sector at a boutique investment bank. Mr. Lumpkin graduated with a B.A. degree in Economics from Louisiana State University and graduated with a Master of Business Administration degree with a Finance concentration from Tulane University.

Steven C. Collins is a petroleum engineer with over 30 years of operations and related experience. He has served as our Executive Vice President and Chief Operating Officer since December 2014 (however, his title was Executive Vice President, Completions and Operations from December 2014 to January 2022 with the same position, authority and duties from December 2014 to present). Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company. His experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.

Timothy D. Merrifield has over 39 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Force Energy, Great Western Resources and other independents. His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.

There are no arrangements or understandings between any of Messrs. Lodzinski, Anderson, Collins, Lumpkin, Merrifield and Oviedo, or any other person pursuant to which such person was selected as an officer. None of Messrs. Lodzinski, Anderson, Collins, Lumpkin, Merrifield and Oviedo has any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following compensation discussion and analysis provides information about the compensation program for our principal executive officer and certain other highly-compensated executive officers identified in the “Summary Compensation Table” below (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This discussion provides a general description of the material elements of our compensation program and specific information about its various components.

Compensation Philosophy and Objectives

We operate in a highly competitive and challenging environment and must retain, attract and motivate talented individuals with the requisite technical and managerial skills to successfully pursue our business strategy. The objectives of our compensation program are to:

•    Encourage profitable growth in our oil and natural gas reserves and production;
•    Encourage growth in cash flow and profitability;
•    Survive and preserve value and upside potential for shareholders during industry and economic downturns;
•    Mitigate risks in our business related to compensation by balancing fixed compensation with short-term and long-term performance-based incentive compensation; and
•    Enhance total stockholder returns through a compensation program that attracts and retains highly qualified executive officers that are aligned with stockholders.

Elements of our Executive Compensation Program

Base Salary. Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year. It is intended to provide our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to retain and attract highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.

Annual Incentive Payments. Annual incentive payments (“AIP”) are the short-term portion of our compensation program. The AIP award is determined by the Compensation Committee based on performance factors in relation to the stated operating goals for the year and strategic factors which are based on longer-term corporate objectives. The Compensation Committee has historically reviewed performance objectives in the first quarter of each year. The objective of these incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In determining the discretionary portion of the AIP awards for 2021, the Compensation Committee considered the significant acquisition activity that management accomplished in 2021 that led to a significant increase in production, cash flow, and drilling inventory, while maintaining low leverage.

Long-Term Incentives. Long-term incentives (“LTIP”) are equity-based awards granted under the Company’s Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”). Under our 2014 Plan, the Compensation Committee has the flexibility to choose among a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, performance bonuses, or other incentive awards. In the past, the Company has granted restricted stock unit (“RSU”) awards and performance stock unit (“Performance

Unit”) awards to employees and RSU awards to non-employee directors under our 2014 Plan. In 2021, 75% of the long-term incentives for named executive officers were granted through Performance Units which are predicated on absolute shareholder performance over a three-year period.

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide our 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 6% of the employee’s base compensation. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Roles of our Executives and the Compensation Committee

The Compensation Committee is comprised solely of independent directors and has overall responsibility for the compensation of our named executive officers. The Compensation Committee monitors our director and named executive officer compensation and benefit plans, policies and programs to ensure that they are market competitive and consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Generally, through December 31, 2021, our Executive Chairman, Mr. Lodzinski, and our President and Chief Executive Officer, Mr. Anderson, have made recommendations to the Compensation Committee regarding the base salary, AIP and long-term incentive compensation with respect to the named executive officers based on analysis and assessment of competitive markets and their performance. The Compensation Committee, in its sole discretion, may accept, modify or reject any or all such recommendations. The Compensation Committee will consider such recommendations and independently consider compensatory matters related to all of the named executive officers. The Compensation Committee Charter gives the Compensation Committee broad authority in its discretion, to engage compensation consultants, independent legal counsel and other advisors necessary to assist with the execution of its duties and responsibilities.

Factors Considered in Setting Executive Compensation

To achieve the objectives of our compensation program, the Compensation Committee believes that the compensation of each of our named executive officers should reflect the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In other words, our compensation program is based on the idea of pay for performance. Additionally, when evaluating our executive compensation, the Compensation Committee considers the results of the Company’s most recent Say-on-Pay advisory vote.

Other Compensation Practices

Accounting and Tax Considerations. Our Compensation Committee reviews and takes into account current tax, accounting and securities regulations as they relate to the design, execution and implementation of our compensation programs and related decisions.

Stock Ownership Guidelines, Hedging Prohibitions and Pledging Limitations. We do not currently have stock ownership requirements or a stock retention policy for our named executive officers or non-employee directors. The Board has adopted a policy that effectively prohibits directors, officers and employees, including named executive officers, and contractors from engaging in hedging transactions, by prohibiting such persons from purchasing or selling put or call options, short sales, prepaid variable forward contracts, equity swaps, collars and exchange funds put or call options, and collars. The Board has adopted a policy requiring our named executive officers and members of the Board to obtain Board approval prior to pledging, or using as collateral, our Common Stock in order to secure personal loans or other obligations, which includes holding shares of our Common Stock in a margin account.

We will continue to review periodically best practices in this area and re-evaluate our position with respect to stock ownership guidelines, hedging restrictions and pledging limitations.

Consideration of 2019 “Say-on-Pay” Vote. At our 2019 annual meeting of stockholders, 72 percent of the votes cast in our stockholder advisory vote approved the compensation of our named executive officers (our “Say-on-Pay” vote). In light of this stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2021 but continued its pay for performance philosophy by putting the majority of executive compensation at risk through AIP awards and LTIP awards which also aligns executive officers’ interests with value generation for our stockholders. The Compensation Committee will continue to review best practices in executive compensation and adjust the structure of our executive compensation to be consistent with market trends, our pay-for-performance philosophy, and to make sure that our executive compensation aligns the interests of the executive leadership team with the interests of our stockholders. The Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. We have included a provision in our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, any accounting restatement due to any material non-compliance with financial reporting regulations by the Company.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Phillip D. Kramer, Chair
Jay F. Joliat
Zachary G. Urban

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

Compensation Committee Interlocks and Insider Participation

Through May 28, 2021, the members of the Compensation Committee were Messrs. Kramer (Chairperson), Joliat and Thielemann. As of May 28, 2021, the members of the Compensation Committee were Messrs. Kramer (Chairperson), Joliat and Urban. No member of the Compensation Committee has been at any time an Earthstone employee. None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

Summary Compensation Table

The following table presents, for the years ended December 31, 2021, 2020 and 2019, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) (2)($)	Non-equity incentive plan compensation ($)	All Other Compensation ($)	Total ($)
Frank A. Lodzinski	2021	$250,000	$—	$319,800	$—	$—	$569,800
Chief Executive Officer (through April 1, 2020) (also Principal Executive Officer through April 1, 2020)	2020	$312,500	$—	$294,065	$—	$—	$606,565
	2019	$498,333	$400,000	$2,893,118	$—	$—	$3,791,451

Robert J. Anderson	2021	$447,500	$361,400	$2,284,800	$138,600	$17,400	$3,249,700
President (commencing April 1, 2018) (Chief Executive Officer and Principal Executive Officer commencing April 1, 2020)	2020	$420,000	$294,000	$3,363,125	$—	$19,200	$4,096,325
	2019	$414,167	$350,000	$1,928,745	$—	$16,800	$2,709,712

Steven C. Collins	2021	$338,333	$260,240	$1,305,600	$89,760	$17,400	$2,011,333
Executive Vice President, Chief Operating Officer	2020	$320,000	$192,000	$1,921,565	$—	$19,200	$2,452,765
	2019	$316,667	$275,000	$1,060,928	$—	$28,300	$1,680,895

Mark Lumpkin, Jr.	2021	$338,333	$260,240	$1,305,600	$89,760	$17,400	$2,011,333
Executive Vice President and Chief Financial Officer	2020	$320,000	$192,000	$1,921,565	$—	$19,200	$2,452,765

Timothy D. Merrifield	2021	$338,333	$260,240	$1,305,600	$89,760	$17,400	$2,011,333
Executive Vice President, Geological and Geophysical	2020	$320,000	$192,000	$1,921,565	$—	$19,200	$2,452,765

Tony Oviedo	2021	$338,333	$260,240	$1,305,600	$89,760	$15,867	$2,009,800
Executive Vice President, Accounting and Administration	2020	$320,000	$192,000	$1,921,565	$—	$19,200	$2,452,765

(1)    Reflects the full grant date fair value of the RSU awards and Performance Unit awards granted pursuant to the 2014 Plan calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11. Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2021. These amounts were calculated based on the closing market price for our shares on the NYSE on the date of grant.

(2)    The following table provides information about time-vested RSU awards and Performance Unit awards granted under the 2014 Plan to our named executive officers during the years presented. Each RSU represents a contingent right to receive one share of our Class A Common Stock. RSUs are generally settled and shares of Class A Common Stock are issued on a quarterly basis shortly after the end of each calendar quarter. The Performance Units are generally settled in shares of Class A Common Stock based upon the achievement by the Company of performance criteria established by the Compensation Committee. The number of shares of Class A Common Stock that may be issued will be determined by multiplying the number of Performance Units granted by the relative total shareholder return percentage (0% to 200%). Thus, the number of shares of Class A Common Stock that may be issued upon settlement of the Performance Unit awards may vary from 0% to 200% of the number of Performance Units granted.

2021 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Frank A. Lodzinski	60,000	319,800	—	—	319,800
Robert J. Anderson	84,000	447,720	252,000	1,837,080	2,284,800
Steven C. Collins	48,000	255,840	144,000	1,049,760	1,305,600
Mark Lumpkin, Jr.	48,000	255,840	144,000	1,049,760	1,305,600
Timothy D. Merrifield	48,000	255,840	144,000	1,049,760	1,305,600
Tony Oviedo	48,000	255,840	144,000	1,049,760	1,305,600

2020 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Frank A. Lodzinski	57,100	294,065	—	—	294,065
Robert J. Anderson	100,000	515,000	262,500	2,848,125	3,363,125
Steven C. Collins	57,100	294,065	150,000	1,627,500	1,921,565
Mark Lumpkin, Jr.	57,100	294,065	150,000	1,627,500	1,921,565
Timothy D. Merrifield	57,100	294,065	150,000	1,627,500	1,921,565
Tony Oviedo	57,100	294,065	150,000	1,627,500	1,921,565

2019 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Frank A. Lodzinski	184,275	1,179,360	184,275	1,713,758	2,893,118
Robert J. Anderson	122,850	786,240	122,850	1,142,505	1,928,745
Steven C. Collins	67,575	432,480	67,575	628,448	1,060,928
(a)     Amount shown represents the fair value of the time-vested RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on, the respective grant date (performance-based valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award), multiplied by the number of time-vested RSUs and Performance Units, respectively.

Grants of Plan-Based Awards for the Year Ended December 31, 2021
The following table provides information concerning each award granted to our named executive officers under any plan during the year ended December 31, 2021.

		Estimated future payouts under non-equity incentive plan awards (1)		All other stock awards: Number of units (2) (#)	Estimated future payout under equity incentive plan awards (Performance Unit Awards)
Name	Grant date	Threshold ($)	Target ($)		Threshold (#)	Target (#)	Maximum (#)	Grant-date fair value of stock awards and performance units (3) ($)
Frank A. Lodzinski	1/27/2021	—	$—	60,000	—	—	—	$319,800
Robert J. Anderson	1/27/2021	—	$157,500	84,000	—	252,000	504,000	$2,284,800
Steven C. Collins	1/27/2021	—	$102,000	48,000	—	144,000	288,000	$1,305,600
Mark Lumpkin, Jr.	1/27/2021	—	$102,000	48,000	—	144,000	288,000	$1,305,600
Timothy D. Merrifield	1/27/2021	—	$102,000	48,000	—	144,000	288,000	$1,305,600
Tony Oviedo	1/27/2021	—	$102,000	48,000	—	144,000	288,000	$1,305,600

(1)    This represents the performance-based portion of the AIP awards. The target amount is based upon a percentage of the named executive officer’s base salary. The AIP awards are fifty percent performance-based and fifty percent discretionary, and the Compensation Committee has the ability to increase the discretionary portion above the target amount. The Compensation Committee chose Adjusted EBITDAX, production and well returns based on the discounted return on investment. Adjusted EBITDAX is a non-GAAP financial measure. We define “Adjusted EBITDAX” as net income (loss) plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties, net; exploration expense; unrealized (gain) loss on derivative contracts; stock-based compensation (non-cash and expected to settle in cash); and income tax expense.
(2)    Represents time-vested RSU awards to our named executive officers.
(3)    Amount shown represents the fair value of the time-vested RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on, the respective grant date (performance-based valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award), multiplied by the number of time-vested RSUs and Performance Units, respectively.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information concerning unvested restricted stock unit awards and unearned performance stock unit awards for our named executive officers that were outstanding as of December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

	Restricted Stock Unit Awards		Performance Stock Unit Awards
Name	Number of shares or units that have not vested	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Frank A. Lodzinski	—	$—	184,275	$2,015,969
Robert J. Anderson	89,334	$977,314	637,350	$6,972,609
Steven C. Collins	51,034	$558,312	361,575	$3,955,631
Mark Lumpkin, Jr.	51,034	$558,312	361,575	$3,955,631
Timothy D. Merrifield	51,034	$558,312	355,425	$3,888,350
Tony Oviedo	51,034	$558,312	361,575	$3,955,631
(1)    Amount shown represents the fair value of the shares of RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on December 31, 2021, the last trading day of our 2021 fiscal year, which was $10.94, multiplied by the number of unvested RSUs and Performance Units.
(2)    The following table shows the vesting dates for the respective unvested RSUs listed in the above Outstanding Equity Awards at 2021 Fiscal Year-End table:

Vesting Date	Mr. Lodzinski	Mr. Anderson	Mr. Collins	Mr. Lumpkin	Mr. Merrifield	Mr. Oviedo
March 31, 2022	—	15,333	8,758	8,758	8,758	8,758
June 30, 2022	—	15,334	8,759	8,759	8,759	8,759
September 30, 2022	—	15,333	8,758	8,758	8,758	8,758
December 31, 2022	—	15,334	8,759	8,759	8,759	8,759
March 31, 2023	—	7,000	4,000	4,000	4,000	4,000
June 30, 2023	—	7,000	4,000	4,000	4,000	4,000
September 30, 2023	—	7,000	4,000	4,000	4,000	4,000
December 31, 2023	—	7,000	4,000	4,000	4,000	4,000
(3)    The unearned Performance Units listed in the above Outstanding Equity Awards at 2021 Fiscal Year-End table vest as follows:

Vesting Date	Mr. Lodzinski	Mr. Anderson	Mr. Collins	Mr. Lumpkin	Mr. Merrifield	Mr. Oviedo
January 31, 2022	184,275	122,850	67,575	67,575	61,425	67,575
January 31, 2023	—	262,500	150,000	150,000	150,000	150,000
January 31, 2024	—	252,000	144,000	144,000	144,000	144,000

Restricted Stock Unit and Performance Stock Unit Vesting in Fiscal Year 2021
The following table provides information concerning the vesting of RSU awards and Performance Unit awards during fiscal year 2021 on an aggregated basis with respect to each of our NEOs.

	Restricted Stock Unit Awards		Performance Stock Units Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Frank A. Lodzinski	127,675	1,225,503	150,000	1,272,000
Robert J. Anderson	106,242	1,022,858	95,000	805,600
Steven C. Collins	59,642	574,555	50,000	424,000
Mark Lumpkin, Jr.	59,849	576,054	55,000	466,400
Timothy D. Merrifield	57,799	556,127	55,000	466,400
Tony Oviedo	59,642	574,555	50,000	424,000
(1)    The value realized upon vesting was calculated utilizing the closing stock price on the vesting date.
Pension Benefits
    We maintain a 401(k) Plan for our employees, includes our NEOs, but at this time we do not sponsor or maintain a pension plan for any of our employees.
Nonqualified Deferred Compensation
    We do not provide a nonqualified deferred compensation plan for our employees at this time.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Anderson, President and Chief Executive Officer during 2021. For 2021, our last completed fiscal year:

•    the median employee’s total annual compensation for 2021 was $100,047; and

•    the annual total compensation of Mr. Anderson was $3,249,700.

Based on this information, for 2021 the ratio of the annual total compensation of Mr. Anderson to the median of the annual total compensation of all employees was 32 to 1.

To identify the median of the total annual compensation of all our employees, we utilized a determination date of December 31, 2021, a date within the last three months of the 2021 fiscal year. For purposes of reporting annual total compensation and the ratio of annual total compensation of Mr. Anderson to the median employee, both Mr. Anderson and the median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

Employment Contracts and Potential Payments Upon a Termination of Employment or a Change in Control

We do not have any employment agreements with any of our named executive officers. The RSU agreements and Performance Unit agreements under which we have granted RSU awards and Performance Unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon the death or disability of the named executive officer, upon termination of employment by the Company without cause or termination of employment by the named executive officer for “good reason” and upon a change in control of the Company.

In order to encourage our officers to consider and pursue all reasonable opportunities to improve stockholder value, including but not limited to a merger or sale of the Company, we adopted a Change in Control and Severance Benefit Plan, as amended and restated (the “CIC Plan”), which provides for severance benefits to the Company’s named executive officers (and certain other officers and key employees). Pursuant to the CIC Plan, following a change in control and during the “protection period,” which period extends from the date of the change in control until the date 18 months following the occurrence of a change in control, if the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for a CIC good reason (i.e. a double-trigger), the named executive officer is entitled to (1) 200% of the executive’s annual base salary; (2) 200% of the greatest of (i) the executive’s annual bonus during the prior year, (ii) the executive’s annual bonus two years prior to termination date, and (iii) the executive’s current target bonus (the “AIP Amount”); and (3) reimbursement of 18 months of health benefits.

Pursuant to the CIC Plan, in the event the named executive officer’s employment is terminated for death or disability, the named executive officer is entitled to (1) 150% of the executive’s annual base salary; (2) 150% of the AIP Amount; and (3) reimbursement of 18 months of health benefits for his or her estate.

Pursuant to the CIC Plan, if the named executive officer’s employment with the Company is terminated by the Company without cause or by the named executive officer for a good reason and not during the protection period, the named executive officer is entitled to receive (1) 100% of the executive’s annual base salary, (2) 100% of the executive’s pro-rated AIP Amount (based on the number of days employed during the year of termination), and (3) reimbursement of 12 months of health benefits.

Equity Compensation Plan Information

The following table provides information related to our Class A Common Stock which may be issued under our existing equity compensation plans as of December 31, 2021, including the 2014 Plan:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders:	2,516,566(1)	-(2)	6,139,772
Equity compensation plans not approved by security holders:	-	-	-
Total	2,516,566(1)	-	6,139,772

(1)    Includes 1,000,281 shares of Class A Common Stock underlying outstanding RSU awards. Includes 1,516,285 shares of Class A Common Stock underlying outstanding Performance Unit awards and assumes a 100% issuance related to the Performance Unit awards which have a range of 0% to 200% based on the results of the performance criteria of the award. Excludes the 1,099,800 Performance Units awarded in 2021 as they are expected to be paid entirely in cash.
(2)    The outstanding RSU awards do not have an exercise price.

INDEPENDENT PUBLIC ACCOUNTANTS

Moss Adams has served as our independent accountant since March 30, 2018.

Fees Paid to Moss Adams LLP

The following is a summary and description of fees for services provided by Moss Adams LLP in 2021 and 2020 to the Company.

Services	2021	2020
Audit Fees (1)	$994,650	$610,250
Audit-Related Fees	$—	$—
Tax Fees (2)	$102,179	$—
All Other Fees	$—	$—
Total	$1,096,829	$610,250

(1)
Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees include professional services for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown below in the table, which were paid to our independent auditors, 100% were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board. Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated audited financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated audited financial statements.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Earthstone Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE
Jay F. Joliat (Chair)
Phillip D. Kramer
Zachary G. Urban

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Earthstone Energy, Inc. specifically incorporates the Report by reference therein.)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Warburg Pincus, LLC

Warburg Pincus, LLC and its affiliates (“Warburg”) beneficially own approximately 24.5% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock as of the record date. Warburg has various investment funds that it manages. Those investment funds make investments in entities with which the Company may interact in the normal course of business.

Chisholm Purchase and Sale Agreement

On February 15, 2022, Earthstone, EEH, Chisholm Energy Operating, LLC (“OpCo”) and Chisholm Energy Agent, Inc. (“Agent” and collectively with OpCo, “Chisholm”), collectively as seller, consummated the transactions contemplated in the Purchase and Sale Agreement dated December 15, 2021 by and among Earthstone, EEH and Chisholm (the “Chisholm Purchase Agreement”). At the closing of the Chisholm Purchase Agreement, among other things, EEH acquired (the “Chisholm Acquisition”) interests in oil and gas leases and related property of Chisholm located in Lea County and Eddy County, New Mexico, for a purchase price (the “Chisholm Purchase Price”) of approximately $314.7 million in cash, net of preliminary and customary purchase price adjustments and remains subject to final post-closing settlement between EEH and Chisholm, and 19,417,476 shares (the “Chisholm Acquisition Shares”) of Class A Common Stock. At the closing of the Chisholm Acquisition, 4,441,748 shares of Class A Common Stock were deposited in a stock escrow account for indemnity obligations and 14,975,728 shares of Class A Common Stock were issued to Chisholm. Warburg owned approximately 78% of the equity interests (and approximately 68% after accounting for incentive equity awards) of Chisholm Energy Holdings, LLC (the parent entity of Chisholm) and received its proportion of the Chisholm Purchase Price.

Warburg Registration Rights Agreements

On January 7, 2021, at the closing of the Purchase and Sale Agreement dated December 17, 2020 (the “Independence Purchase Agreement”), by and among Earthstone, EEH, IRH and Independence Resources Manager, LLC, Earthstone and IRH entered into a registration rights agreement (the “IRM Registration Rights Agreement”) relating to the shares of Class A Common Stock that IRH acquired pursuant to the Independence Purchase Agreement (the “IRM Acquisition Shares”) and the shares of Class A Common Stock that IRH acquired from EnCap on January 7, 2021 (collectively, the “IRM Registrable Securities”). IRH made a pro rata distribution to its members and Warburg received 13,238,110 of the IRM Acquisition Shares. In accordance with the IRM Registration Rights Agreement, we filed a registration statement on Form S-3 (the “IRM Registration Statement”) with the SEC to permit the public resale of the Registrable Securities. On April 15, 2021, the IRM Registration Statement was declared effective by the SEC.

On February 15, 2022, at the closing of the Chisholm Purchase Agreement, Earthstone and OpCo entered into a registration rights agreement (the “Chisholm Registration Rights Agreement”) relating to the Chisholm Acquisition Shares. Chisholm made a pro rata distribution to its members and Warburg received 13,151,846 of the Chisholm Acquisition Shares. The Chisholm Registration Rights Agreement provides that, within 45 days after the closing of the Chisholm Purchase Agreement, subject to certain delay rights, the Company will prepare and file a registration statement to permit the public resale of the Chisholm Acquisition Shares. The Company will cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until the earlier of (i) all Chisholm Acquisition Shares have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), until the distribution of the Class A Common Stock does not require registration under the Securities Act, or until there are no longer any such registrable shares of Class A Common Stock issued in connection with the Chisholm Purchase Agreement outstanding or (ii) three years after the closing of the Chisholm Purchase Agreement, subject to certain permitted extensions.

Warburg Voting Agreement

On January 7, 2021, in connection with the closing of the Independence Purchase Agreement, Warburg, EnCap and Earthstone entered into a voting agreement (the “Warburg Voting Agreement”) containing provisions by which Warburg will have the right to appoint one director to the Board. Warburg’s right to appoint one director will terminate when Warburg, no longer owns: (i) 8% of the outstanding Class A Common Stock or (ii) 10% or more of the outstanding Class A Common Stock as a result of a sale by Warburg. Warburg nominated David S. Habachy and the Board appointed Mr. Habachy as a Class II director who will hold office until Earthstone’s annual meeting of stockholders in 2023. On February 15, 2022, the Warburg Voting Agreement was amended and restated (the “Warburg AR Voting Agreement”) in connection with the closing of the Chisholm Purchase Agreement. The Warburg AR Voting Agreement provides that the shares of Class A Common Stock received by Warburg at the closing of the Chisholm Purchase Agreement will be included in the Warburg Voting Agreement.

EnCap Investments L.P.

EnCap and its affiliates beneficially own approximately 37.9% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock as of the record date. EnCap has various investment funds that it manages. Those investment funds make investments in entities with which the Company interacts in the normal course of business.

Private Placement

On April 14, 2022, Earthstone issued 280,000 shares (the “PIPE Shares”) of its newly authorized Series A convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), in a private placement pursuant to the terms of that certain Securities Purchase Agreement dated as of January 30, 2022 (the “SPA”), by and among Earthstone, EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), an affiliate of EnCap, and Cypress Investments, LLC (“Cypress” and collectively with EnCap Fund XI, the “Investors”), a fund managed by Post Oak Energy Capital, LP (“Post Oak”), in exchange for gross proceeds of $280.0 million in cash. EnCap Fund XI purchased 220,000 shares of Preferred Stock and Cypress purchased 60,000 shares of Preferred Stock. The Preferred Stock has the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, as are set forth in the Certificate of Designations for such Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate”). The net proceeds of the private placement were used to fund a portion of the purchase price for oil and natural gas leases and related property in the Midland Basin, Texas, which the Company acquired from Bighorn Asset Company, LLC (“Bighorn”) on April 14, 2022 pursuant to that certain Purchase and Sale Agreement dated as of January 30, 2022 (the “Bighorn Purchase Agreement”) by and among Earthstone, EEH and Bighorn. Each share of Preferred Stock will be convertible into a number of shares of Class A Common Stock determined by dividing the liquidation preference of the Preferred Stock, which is equal to the liquidation price plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. No dividend will be paid on the Preferred Stock if it converts into Class A Common Stock on or before October 1, 2022. Accordingly, until such date each share of Preferred Stock will automatically convert into 90.0900900900901 shares of Class A Common Stock at an initial conversion price of $11.10 per share of Class A Common Stock. The Preferred Stock will convert automatically on the 21st calendar day after Earthstone mails a definitive information statement to holders of its Common Stock notifying them that holders of a majority of the outstanding Common Stock have consented to the conversion feature of the Preferred Stock and the issuance of Class A Common Stock upon conversion of the Preferred Stock. On January 30, 2022, Earthstone received written consent for the conversion feature of the Preferred Stock and the issuance of the Class A Common Stock issuable upon conversion of the Preferred Stock from stockholders representing more than 50% of Earthstone’s outstanding

Common Stock. The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of Class A Common Stock.

If the Preferred Stock has not automatically converted into Class A Common Stock on or before October 1, 2022, then each holder of Preferred Stock will be entitled to receive dividends at an annual rate of 8% of the initial liquidation preference per share from the date of issuance. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation preference per share of Preferred Stock will be increased by the amount of the unpaid dividend. Earthstone will be required to redeem all of the outstanding shares of Preferred Stock if the Preferred Stock has not been converted into Class A Common Stock on or before November 22, 2025. Except as expressly required by law, the holders of Preferred Stock have no voting rights, including the right to elect directors, and their consent is not required for taking corporate action.

Olenik v. Lodzinski et al.

On June 2, 2017, Nicholas Olenik filed a purported shareholder class and derivative action in the Delaware Court of Chancery against Earthstone’s Chief Executive Officer, along with other members of the Board, EnCap, Bold Energy III LLC (“Bold”), Bold Holdings and Oak Valley. The complaint alleged that Earthstone’s directors breached their fiduciary duties in connection with the contribution agreement dated as of November 7, 2016 and as amended on March 21, 2017 (the “Bold Contribution Agreement”), by and among Earthstone, EEH, Lynden US, Lynden USA Operating, LLC, Bold Holdings and Bold. The Plaintiff asserted that the directors negotiated the business combination pursuant to the Bold Contribution Agreement (the “Bold Transaction”) to benefit EnCap and its affiliates, failed to obtain adequate consideration for the Earthstone shareholders who were not affiliated with EnCap or Earthstone management, did not follow an adequate process in negotiating and approving the Bold Transaction and made materially misleading or incomplete proxy disclosures in connection with the Bold Transaction. The suit sought unspecified damages and purported to assert claims derivatively on behalf of Earthstone and as a class action on behalf of all persons who held common stock up to March 13, 2017, excluding defendants and their affiliates. On July 20, 2018, the Delaware Court of Chancery granted the defendants’ motion to dismiss and entered an order dismissing the action in its entirety with prejudice. The Plaintiff filed an appeal with the Delaware Supreme Court. On April 5, 2019, the Delaware Supreme Court affirmed the Delaware Court of Chancery’s dismissal of the proxy disclosure claims but reversed the Delaware Court of Chancery’s dismissal of the other claims, holding that the allegations with respect to those claims were sufficient for pleading purposes. After engaging in extensive pre-trial discovery, the parties engaged in a mediation process that resulted in a non-binding settlement term sheet on September 21, 2020. The term sheet was translated into a Stipulation and Agreement of Compromise, Settlement and Release Agreement (the “Settlement Agreement”) between the parties and was filed with the Delaware Court of Chancery for approval. The principal terms of the Settlement Agreement are as follows: (i) a $3.5 million all-in cash settlement payment (the “Fund”) to be funded by defendants and/or their insurers into an escrow account, (ii) a bi-lateral complete and full release of all claims against defendants and plaintiffs, and (iii) that 55% of the Fund (the derivative payment) be paid to Earthstone to be used as determined by management, according to their fiduciary duties and business judgment, 45% of the Fund (the class payment) be paid to members of the class or current stockholders of Earthstone. On March 31, 2021, the Court approved the Settlement Agreement and the Company paid the $3.5 million settlement shortly thereafter. The insurance carriers immediately reimbursed their agreed upon allocation of the settlement totaling $2.8 million and in addition, the Company has received $1.3 million from the derivative portion of the settlement.

Eagle Ford Acquisition

On or about May 18, 2021, the Company acquired approximately 414 net acres in the Eagle Ford for approximately $8.2 million from Piedra Energy III, LLC (“Piedra”). The acquisition represents a non-operated interest in acreage that the Company currently operates. Piedra is wholly-owned by an affiliate of EnCap. The sale was conducted by an investment bank through a competitive bidding process. The acquisition was approved by the Audit Committee.

EnCap Registration Rights Agreements

Pursuant to the terms of the Bold Contribution Agreement, at the closing of the Bold Contribution Agreement, Earthstone, Bold Holdings, and the unitholders of Bold Holdings entered into a registration rights agreement (the “Registration Rights Agreement”) relating to the shares of Class A Common Stock issuable upon the exchange of the EEH Common Units and Class B Common Stock held by Bold Holdings or its unitholders. In accordance with the Registration Rights Agreement, we filed a registration statement on Form S-3 (the “Bold Registration Statement”) with the SEC to permit the public resale of the shares of Class A Common Stock issued by the Company to Bold Holdings or its unitholders in connection with the exchange of Class B Common Stock and EEH Common Units in accordance with the terms of the EEH LLC Agreement. On October 18, 2017, the Bold Registration Statement was declared effective by the SEC.

On July 23, 2021, at the closing of the Purchase and Sale Agreement dated March 31, 2021 (the “Tracker Purchase Agreement”), by and among Earthstone, EEH, Tracker Resource Development III, LLC (“Tracker”), and TRD III Royalty Holdings (TX), LP, Earthstone and Tracker entered into a registration rights agreement (the “Tracker Registration Rights Agreement”) relating to the 4,700,000 shares (the “Tracker Acquisition Shares”) of Class A Common Stock that Tracker acquired pursuant to the Tracker Purchase Agreement. At the closing of the Tracker Purchase Agreement, EEH acquired interests in oil and gas leases and related property of Tracker located in Irion County, Texas for aggregate consideration consisting of: (i) $18.8 million in cash, and (ii) the Tracker Acquisition Shares. Tracker made a pro rata distribution to its members and EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), an affiliate of EnCap, received 2,303,000 of the Tracker Acquisition Shares and 49% of the cash receive by Tracker. In accordance with the Tracker Registration Rights Agreement, we filed a registration statement on Form S-3 (the “Tracker Registration Statement”) with the SEC to permit the public resale of the Tracker Acquisition Shares. On August 16, 2021, the Tracker Registration Statement was declared effective by the SEC.

On April 14, 2022, at the closing of the SPA, Earthstone, EnCap Fund XI and Cypress entered into a registration rights agreement (the “PIPE Registration Rights Agreement”) relating to the shares (the “PIPE Class A Shares”) of Class A Common Stock underlying the PIPE Shares. The PIPE Registration Rights Agreement provides that, within 75 days after the closing date of the SPA, Earthstone will prepare and file a registration statement to permit the public resale of the PIPE Class A Shares. Earthstone shall cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until the earlier of (i) all such shares of Class A Common Stock have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act, until the distribution of the Class A Common Stock does not require registration under the Securities Act, or until there are no longer any such registrable shares of Class A Common Stock issued upon conversion of the PIPE Shares outstanding or (ii) three years after the closing of the SPA, subject to certain permitted extensions.

EnCap Voting Agreement

On May 9, 2017, in connection with the closing of the Bold Contribution Agreement, Earthstone, EnCap and Bold Holdings entered into a voting agreement (the “Voting Agreement”), pursuant to which EnCap and Bold Holdings agreed not to vote any shares of Class A Common Stock or Class B Common Stock held by them in favor of any action, or take any action that would in any way alter the composition of the Board from its composition immediately following the closing of the Bold Contribution Agreement as long as the Voting Agreement is in effect. Immediately following the closing of the Bold Contribution Agreement, the Board was increased to nine members from eight members, four of which were designated by EnCap, three of which are independent, and two of which are members of management, including our Chief Executive Officer. On April 22, 2020, Earthstone entered into an amendment to the Voting Agreement (the “VA Amendment”) providing the size of the Board would be reduced by one member to eight members and at any time prior to the termination of the Voting Agreement, EnCap would have the ability to cause Earthstone to increase the size of the Board by one member and would have the ability to designate such additional member. At any time during the effectiveness of the Voting Agreement during which EnCap’s collective ownership of

Earthstone exceeds 50% of the total issued and outstanding voting stock, EnCap may remove and replace one director that was not originally designated by EnCap, and his or her successors. Any such removal and replacement will be conducted in accordance with the provisions of Earthstone’s Certificate of Incorporation and Bylaws then in effect. The Voting Agreement terminates on the earlier of (i) May 9, 2022 and (ii) the date upon which EnCap and Bold Holdings collectively own, of record and beneficially, less than 20% of Earthstone’s outstanding voting stock. On January 7, 2021, EnCap agreed to waive its right to nominate a fourth director in order to allow Warburg to nominate a director pursuant to the Warburg Voting Agreement.

Post Oak Energy Capital, LP
    On April 14, 2022, at the closing of the SPA, Earthstone, Warburg, EnCap and Cypress entered into a voting agreement (the “Post Oak Voting Agreement”) containing provisions by which Cypress will have the right to designate one director to the Board. Cypress’ right to designate one director will terminate upon the later to occur of (i) Cypress and its affiliates, in the aggregate, no longer own: at least 5.5% of the outstanding Common Stock, and (ii) the one-year anniversary of the Post Oak Voting Agreement. Cypress designated Mr. Frost W. Cochran and the Board appointed Mr. Cochran as a Class II director who will hold office until the Company’s annual meeting of stockholders in 2023.

    Additionally, Cypress is a party to the PIPE Registration Rights Agreement as discussed above.

Exchange Right

In accordance with the terms of the EEH LLC Agreement, the EEH Common Unit Holders generally have the right to exchange their EEH Common Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock (the “Exchange Right”) at an exchange ratio of one share of Class A Common Stock for each EEH Common Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As an EEH Common Unit Holder exchanges its EEH Common Units, our interest in EEH will be correspondingly increased.

Policies and Procedures for Approval of Related Party Transactions

Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth examples of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials? We are providing this proxy statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting, or at any postponements or adjournments thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you submit your proxy to ensure that your shares are voted at the Annual Meeting using one of the other voting methods described in this proxy statement.

Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible in order to ensure your representation at the Annual Meeting.

Who Can Vote at the Annual Meeting? You are entitled to vote your Class A Common Stock and Class B Common Stock if our records show that you held your shares as of the record date, April 13, 2022. At the close of business on that date, 73,440,800 shares of Class A Common Stock and 34,271,766 shares of Class B Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on the matters submitted for a vote at the Annual Meeting. The Class A Common Stock and the Class B Common Stock vote together as one class. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

How do I vote? If your shares are held through a broker, bank or other nominee (held in “street name”), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares in your own name as a holder of record with our transfer agent, Direct Transfer, LLC, you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions.

What happens if I do not give specific voting instructions? If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: FOR each director nominee, FOR the compensation of our named executive officers as disclosed in this proxy statement, FOR the ratification of the appointment of Moss Adams as our independent registered public accounting firm, and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the Annual Meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your shares at the adjournment as well.

How do I revoke my proxy? If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date. Attending the Annual Meeting alone (i.e. without voting your shares in person at the Annual Meeting) will not revoke a proxy.

How Votes Are Counted? A quorum is required to transact business at our Annual Meeting. The holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. In addition, shares that constitute broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may vote for or you may withhold your vote on each nominee for election to the Board. You may either vote for, against or abstain on each of the other proposals. Broker non-votes and abstentions will have no impact on the election of nominees to the Board or the advisory vote on executive compensation, as they are not counted as votes cast. The proposal to ratify the appointment of Moss Adams as our independent registered public accounting firm for 2022 is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held in street name by your broker. Abstentions will have no impact on the ratification of the appointment of Moss Adams, as they are not counted as votes cast. The election of directors and the advisory vote on executive compensation are not considered routine under the rules and regulations of the primary trading markets applicable to most brokers. As a result, brokers do not have the ability to vote shares held in street name with respect to such proposals unless the broker has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held in street name by a broker, so that your vote with respect to such proposals is counted.

Election of Directors. In the election of directors, the Class I director nominees receiving the highest number of votes cast for in their favor will be elected as Class I directors to our Board of Directors up the maximum number of seats available, assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

Advisory Vote on Executive Compensation. Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Ratification of Appointment of Moss Adams LLP as Our Independent Registered Public Accounting Firm. Approval of the appointment of Moss Adams as our independent registered public accounting firm requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter; provided that a quorum is present.

How does the Board recommend that I vote? THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

When are stockholder proposals due for the 2023 Annual Meeting? In order to submit stockholder proposals for the 2023 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in The Woodlands, Texas, no later than December 30, 2022. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2023 Annual Meeting of Stockholders must provide notice of such business or nomination to the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2023 Annual Meeting (provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred (100) days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such public disclosure of the date of the meeting was made). Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals and nominations (including the notice with respect thereto) must also meet the other requirements set forth in our Bylaws.

These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

What is “householding” and how does it affect me? Only one proxy statement and annual report may be delivered to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our proxy materials as a result of householding, requests for additional copies should be directed to our Corporate Secretary by writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your proxy materials at a single address and would like to request delivery of a single copy in the future, you may contact our Corporate Secretary as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

Annual Report on Form 10-K. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and this Notice of the 2022 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/ESTE. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K, as filed with the SEC for our fiscal year ended December 31, 2021. Any such request should be directed to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246.

Incorporation by Reference. To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

ANNEX A
Reconciliation of Non-GAAP Financial Measures
Unaudited
The non-GAAP financial measures of Adjusted EBITDAX, All-In Cash Costs and Free Cash Flow, as defined and presented below, are intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX and Adjusted Net Income are presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

I. Adjusted EBITDAX

The non-GAAP financial measure of Adjusted EBITDAX (as defined below), as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP. Further, this non-GAAP measure should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

We define “Adjusted EBITDAX” as net income (loss) plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties, net; exploration expense; unrealized (gain) loss on derivative contracts; stock-based compensation (non-cash and expected to settle in cash); and income tax expense.

Our Adjusted EBITDAX measure provides additional information that may be used to better understand our operations. Adjusted EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, Adjusted EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDAX for the periods indicated:

($000s)	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$ 69,055	$ (18,381)	$ 61,506	$ (29,434)
Accretion of asset retirement obligations	149	170	1,065	307
Impairment expense	—	1,950	—	64,498
Depletion, depreciation and amortization	28,874	20,318	106,367	96,414
Interest expense, net	3,128	1,025	10,796	5,232
Transaction costs	1,969	946	4,875	622
Loss (gain) on sale of oil and gas properties, net	2	(6)	(738)	(204)
Rig idle and termination expense	—	—	—	426
Exploration expense	15	—	341	298
Unrealized (gain) loss on derivative contracts	(30,460)	21,611	40,795	(3,855)
Stock-based compensation(1)	10,393	2,389	21,014	10,054
Income tax expense (benefit)	2,202	(224)	1,859	(112)
Adjusted EBITDAX	$ 85,327	$ 29,798	$ 247,880	$ 144,246

(1)    Consists of expense for non-cash equity awards and cash-based liability awards that are expected to be settled in cash. No cash-based liability awards were settled in cash during 2021. On February 9, 2022, cash-based liability awards were settled in the amount of $8.1 million. Stock-based compensation is included in General and administrative expense in the Condensed Consolidated Statements of Operations.

II. Free Cash Flow

Free cash flow is a measure that we use as an indicator of our ability to fund our development activities. We define free cash flow as Adjusted EBITDAX (defined above), less interest expense, less accrual-based capital expenditures.

($000s)	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Adjusted EBITDAX	$ 85,327	$ 29,798	$ 247,880	$ 144,246
Interest expense, net	(3,128)	(1,025)	(10,796)	(5,232)
Capital expenditures (accrual basis)	(53,702)	(20,346)	(130,492)	(66,788)
Free Cash Flow	$ 28,497	$ 8,427	$ 106,592	$ 72,226

III. All-In Cash Costs

We define “All-In Cash Costs” as lease operating expenses plus production and ad valorem taxes, interest expense and general and administrative expense (excluding stock-based compensation).

Our All-In Cash Costs measure provides additional information that may be used to further understand our total cost of production. We use All-In Cash Costs as a supplemental financial measurement in the evaluation of our operational performance. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our results. All-In Cash Costs should not be considered as an alternative to, or more meaningful than, net (loss) income as an indicator of operating performance. All-In Cash Costs, as used by us, may not be comparable to similarly titled measures reported by other companies.

All-In Cash Costs for the periods indicated:

($000s, except per Boe data)	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Lease operating expense	$13,742	$7,160	$49,321	$29,131
Production and ad valorem taxes	8,981	2,213	26,409	9,411
Interest expense, net	3,128	1,025	10,796	5,232
General and administrative expense (excluding stock-based compensation)	6,329	6,229	20,908	18,179
All-In Cash Costs	$32,180	$16,627	$107,434	$61,953
Total production (MBoe)(1)(2)	2,782	1,362	9,055	5,591
All-In Cash Costs per Boe	$11.57	$12.20	$11.86	$11.08

(1)    Represents reported sales volumes.
(2)    Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equals one barrel of oil equivalent (Boe).

FORM OF PROXY

EARTHSTONE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – JUNE 9, 2022 AT 10:00 AM CDT

CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Robert J. Anderson and Tony Oviedo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of Class A Common Stock and Class B Common Stock of Earthstone Energy, Inc. ("Earthstone") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 9, 2022, at 10:00 a.m., Central Daylight Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Your vote is very important. Thank you for voting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/ESTE
PHONE:	1-866-752-VOTE(8683)

↑ Please ensure you fold then detach and retain this portion of this Proxy ↑

ANNUAL MEETING OF THE STOCKHOLDERS OF EARTHSTONE ENERGY, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR all of the listed nominees and FOR Proposals 2 and 3.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposal 1 →	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Election of Class I Director Nominees:	☐	☐	
Frank A. Lodzinski			☐
Ray Singleton			☐
Douglas E. Swanson, Jr.			☐

CONTROL REQUEST

Proposal 2 →	FOR	AGAINST	ABSTAIN
To approve, on a non-binding advisory basis, the compensation of Earthstone's named executive officers.	☐	☐	☐

Proposal 3 →	FOR	AGAINST	ABSTAIN
Ratification of the appointment of Moss Adams LLP as Earthstone's independent registered public accounting firm for 2022.	☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2022: The Notice, Proxy Statement and Form 10-K are available at www.iproxydirect.com/ESTE.

NOTE: In their discretion, Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____

____

IMPORTANT: Please print your name and sign exactly as your name appears in the records of Earthstone. When shares are held by joint tenants, both should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a company, please provide the full name of the company and a signature from a duly authorized officer, giving the officer's full title as such. If your shares are held at a brokerage house, please indicate in the space provided the name of the brokerage house and the number of shares held.

Dated: ____________________, 2022

____

(Print Name of Stockholder and/or Joint Tenant)

____

(Signature of Stockholder)

____

(Second Signature if held jointly)